Exhibit 99.1

PERRY ELLIS INTERNATIONAL COMPLETES ACQUISITION OF TROPICAL

SPORTSWEAR

MIAMI – Feb. 28, 2005 – Perry Ellis International, Inc. (NASDAQ:PERY) announced today that it consummated the acquisition of substantially all of the domestic operating assets of Tropical Sportswear Int’l Corporation (NASDAQ:TSIC) and the outstanding capital stock of Tropical Sportswear’s U.K. subsidiary for an aggregate of $88.5 million in cash.

The purchase price for Tropical Sportswear’s domestic operating assets is subject to adjustment based on a closing date valuation of accounts receivable and inventory that is expected to be completed in approximately 30-45 days.

Under the asset purchase agreement, Perry Ellis has assumed certain operating liabilities associated with the purchased assets.

Tropical Sportswear and its domestic subsidiaries, since December 2004, have been operating as debtors-in-possession under chapter 11 of the U.S. Bankruptcy Code and on December 16, 2004 entered into a so-called “stalking horse” asset purchase agreement with Perry Ellis.

The sale of Tropical’s assets and the capital stock of its U.K. Subsidiary was approved in a Section 363 sale process approved by a final order issued by the U.S. Bankruptcy Court, Middle District of Florida on February 10, 2005.

Perry Ellis International Inc. further announced today that it had also increased its existing senior credit facility, which expires in October 2007 to $175 million from the current $110 million to fund the Tropical Sportswear transaction and increased working capital needs.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Penguin Sport(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R). The company also licenses trademarks from third parties including Nike(R) and Tommy Hilfiger(R) for swimwear, PING(R) and PGA Tour(R) for golf apparel and Ocean Pacific(R) for men’s sportswear. Additional information on the company is available at http://www.pery.com.

About Tropical Sportswear International

TSI is a designer and marketer of high-quality branded and retailer private branded apparel products that are sold to major retailers in all levels and channels of distribution. Primary product lines feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts. Major owned brands include Savane(R), Farah(R), Flyers(R), The Original Khaki Co.(R), Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino Casuals(R). Licensed brands include Bill Blass(R) and Van Heusen(R). Retailer national private brands that we produce include Puritan(R), George(TM), Member’s Mark(R), Sonoma(R), Croft & Barrow(R), St. John’s Bay(R), Roundtree & Yorke(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, disruption in the supply chain, general economic conditions, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

Perry Ellis International Inc., Miami

Rosemary Trudeau, 305-873-1294

rosemary.trudeau@pery.com